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SMITH BARNEY INC.
390 GREENWICH STREET
NEW YORK, NEW YORK 10013

SCHRODER WERTHEIM & CO. INCORPORATED
EQUITABLE CENTER
787 SEVENTH AVENUE
NEW YORK, NEW YORK 10019

                               REXENE CORPORATION

                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,156,250 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $16.00
                         NOT LESS THAN $14.00 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 5, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                   April 4, 1997

  To Brokers, Dealers, Commercial
     Banks, Trust Companies and
       Other Nominees:

     In our capacity as Dealer Managers, we are enclosing the material listed below relating to the offer of Rexene Corporation, a Delaware corporation (the "Company"), to purchase up to 2,156,250 shares of its common stock, par value $0.01 per share, (including the associated common stock purchase rights) (the "Shares"), at prices not greater than $16.00 nor less than $14.00 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 4, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the "Offer").

     The Company will determine a single price (not greater than $16.00 nor less than $14.00 per Share), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 2,156,250 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $16.00 nor less than $14.00 per share) and not withdrawn pursuant to the Offer. The Company will purchase all Shares validly tendered at prices specified by the tendering stockholder at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 2,156,250 Shares pursuant to the Offer, provided that the aggregate consideration paid by the Company to purchase all Shares pursuant to the Offer will not exceed $34.5 million.

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

     A tender of Shares pursuant to the Offer will include a tender of the associated common stock purchase rights (the "Rights"). No separate consideration will be paid for such Rights. For a description of the Rights, see
Section 7 of the Offer to Purchase.
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     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING CONTINUED AVAILABILITY OF FUNDS TO PURCHASE THE TENDERED SHARES IF THERE IS A CHANGE OF CONTROL OF THE COMPANY UNDER THE COMPANY'S BANK CREDIT AGREEMENT. SEE
SECTION 6 OF THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of our nominee, we are enclosing the following documents:

          1. The Offer to Purchase.

          2. The Letter of Transmittal for your use and for the information of your clients.

          3. A letter to stockholders of the Company from the Chairman and Chief Executive Officer of the Company.

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

          5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

          7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 5, 1997, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

     As described in the Offer to Purchase, if more than 2,156,250 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase (or such greater number of Shares as the Company may elect to purchase), the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially, as of the close of business on March 31, 1997, and who continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.
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     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER.
HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES
AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS OR THEIR RESPECTIVE AFFILIATES INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, D.F. King & Co., Inc., telephone (800) 714-3310.

                                            Very truly yours,

                                            SMITH BARNEY INC.
                                            SCHRODER WERTHEIM & CO.
                                              INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.